EXHIBIT 10.23


                                  (TRANSLATION)

                               OVERDRAFT AGREEMENT

                               Date 3l March 1993

           THIS OVERDRAFT AGRFEMENT is made at the office of Bangkok Metropolitan Bank Public Company limited, Suan Mali Main Office by J. M.T. Group Co, Ltd., of years, Nationality , Race , having its office located at No. 189/58 Wat Daodung Lane, Somdej Phra Pinklao Road, Bangyeekhan Sub-District, Bangkok Noi District, Bangkok Metropolis and having a current account No. 24734-2 maintained with Bangkok Metropolitan Bank Public Company Limited, Suan Mali Main Office, hereinafter referred to as the "Overdrawer". We, the Overdrawer, hereby execute this Agreement with Bangkok Metropolitan Bank Public Company Limited, hereinafter referred to as the "Bank", to evidence the following:

           Clause 1) The Overdrawer has requested, as per the Application for Overdraft Facility dated March 31, 1993, for an overdraft facility to be drawn from the above-mentioned current account, and the Bank hereby agrees to extend the overdraft facility to the Overdrawer in an amount not exceeding Baht 2,500,000. (Two million and five hundred thousand Baht) under which the indebtedness incurred thereby shall be payable to the Bank by March 31, 1994. The amount overdrawn shall be as evidenced in the Overdrawer's current account maintained with the Bank.

           Clause 2) The Overdrawer agrees to accept this Agreement as a ratification and consents that this Agreement shall be extended to cover any amounts overdrawn by the Overdrawer from the above-mentioned current account prior to the Application date and/or the date hereof, and shall be inclusive of the amounts to be overdrawn after the date hereof. The Overdrawer's withdrawal slips either in the forms of cheque or other types of documents which can be taken or assumed as an evidence of indebtedness and against which the Bank has made the payment for, to the order of or in line with the agreements made with the Overdrawer, shall be deemed part hereof. The amount withdrawn by the
C)verdrawer from the Bank or paid by the Bank on the order made under such withdrawal slip shall be deemed as the indebtedness payable under this Agreement. In case the total amount overdrawn exceeds the limit set forth in this Agreement, then the balance shown in the current account shall be treated as evidence of indebtedness as provided for the Civil and Commercial Code concerning the same.

           Clause 3) The Overdrawer consents to pay interest to the Bank on the amount overdrawn, within the limit stipulated under this Agreement, at the rate of 13.5 per cent per annum, but should the balance shown in the current account


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exceeds the limit of the overdraft facility requested for by the Overdrawer, the
Overdrawer agrees to consent the Bank to charge interest, on the exceeded amount, at the rate of 19 per cent per annum, a!l are in accordance with the Notification of the Bank of Thailand which authorizes a commercial bank to charge interest at the rates to be announced by it. The Overdrawer agrees that if the Bank will later increase or decrease its interest rates, the Overdrawer shall accept the new interest rates as adjusted by the Bank. The interest shall be paid monthly on the ls' day of every month. Should any due date falls on a holiday of the Bank, the interest shall then be paid on the following business day.

           Clause 4) Other than those stipulated in this Agreement, the Overdrawer agrees that the overdraft to be made hereunder shall also be in accordance with the custom adopted by the banks either in the calculation, collection or payment of interest. The Overdrawer is obligated to deposit the interest into the current account within the period required therefor as stipulated in Clause 3 hereof. Should the Overdrawer fail to do so, the Overdrawer consents for the Bank to deduct any amount from the Overdrawer's current account, if the balance therein is sufficient, as payment of the interest, but if the balance therein is insufficient, the Overdrawer agrees to consent the Bank to, without having to first notice for the payment thereof, debit the Overdrawer's current account to account the amount of interest payable. As soon as the Overdrawer fails to make payment of interest at any intervals, the Overdrawer consents for the Bank to combine the amount of overdue interest with the amounts overdrawn, and the amount of the overdue interest combined shall be deemed as an amount overdrawn in which the Overdrawer shall have to pay interest thereon, at any rate, at the same payment interval therefor as hereinabove stipulated.

           Clause 5) The time fixed for repayment of the overdraft, as stipulated in Clause 1 hereinabove, shall not prejudice the right of the Bank to demand the Overdrawer to pay all or part of the indebtedness to the Bank prior to such time. In exercising the right to demand the Overdrawer to make the early repayment of the overdraft, the Bank is not required to give any reason therefor, and the Overdrawer shall thereby immediately make the payment thereof.

           Clause 6) Should the Overdrawer be in breach of all or any part of this Agreement, the Overdrawer consents to be liable for payment in furl' of all damages incurred including expenses for the service of notice of demand, legal proceedings and the enforcement of judgement.

           Clause 7) As security under this Agreement, the Overdrawer has arranged for Mr Viratana Suntaranond and Mr. Vichai Raksriaksorn to execute the letters of guarantee dated March 31, 1993 to the Bank and/or mortgage/pledge owned by the Overdrawer or the guarantor, to secure the indebtedness of the Overdrawer under this Agreement and to continue to do so up to and until the Overdrawer has entirely paid the indebtedness owed by it under this Agreement.


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           Clause 8) In case of mortgage of structure,  the Overdrawer shall, on a yearly basis and throughout the mortgage period, maintain an insurance against fire on such mortgaged structure with such insurance company and in such insurable amount as the Bank will designate. The insurance premium, in each and every year, shall be borne by the Overdrawer, and the Overdrawer consents for the Bank, on behalf of the Overdrawer, to effect the insurance and pay the insurance premium provided the Overdrawer shall make available to the Bank the insurance premium payable in each year as notified by the Bank. Should the Overdrawer fails to make available the insurance premium to the Bank, the Overdrawer consents for the Bank to deduct the same amount from the Overdrawer's current account, and should the balance in the said account is insufficient therefor, the Overdrawer, upon notice by the Bank, consents for the Bank to combine the amount of insurance premium with the amounts overdrawn including to charge interest thereon at the rate stioulated in Clause 3.

           The Overdrawer has thoroughly read and understood the content hereof, found it to be in accordance with the intended purpose and thus set their hands in presence of witnesses.

(seal)




               (Signed)      (Signature        Overdrawer
                       -----------------------
                        (J.M.T.Group Co., Ltd.)

               (Signed)      (Signature        Overdrawer
                       -----------------------

               (Signed)      (Signature        Overdrawer
                       -----------------------











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